ASSETS PURCHASE AND SALE AND SECURITY AGREEMENT

This Assets Purchase and Sale Agreement and Bill of Sale (the "Agreement") is made and entered into on the _____ day of October 2000 by and among PARAMARK ENTERPRISES, INC., a Delaware corporation ("Seller") with an address at One Harmon Plaza, Secaucus, New Jersey 07094 and BROOKS STREET COMPANIES, INC, a Nevada corporation ("Purchaser") with an address at 5560 Brooks Street, Montclair, California 91765 and NV COMMERCIAL LLC, a Nevada limited liability company ("NVC LLC") with an address at 5300 W. Sahara, Suite, 101, Las Vegas, Nevada 89126

                                 R E C I T A L S

A. Seller, through a wholly owned subsidiary Starbake, Inc., manufactures and sells at wholesale, at and from its commercial bakery facility located at 1919 Friendship Drive, La Jolla, California (the "Bakery") a certain bakery product known as "Pull-Apart Cakes";

B. Seller desires to sell, and Purchaser desires to Purchase, all right, title and interest to the "Pull-Apart Cakes" including any and all know how, equipment and customer lists related thereto (collectively the "Assets"), all as more particularly set forth hereinbelow.


NOW, THEREFORE, in consideration of the recitals and of the representations, warranties, covenants and agreements contained, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1

PURCHASE AND SALE; ROYALTIES

1.1 AGREEMENT TO SELL. Subject to the terms and conditions of this Agreement, Seller hereby grants, sells, conveys, assigns, transfers and delivers to Purchaser (the "Transfer"), and Purchaser accepts the Transfer and assumes all liabilities arising therefrom, all of Seller's right, title and interest in and to:

(a) the recipe, ingredient list and manufacturing instructions utilized by Seller in the manufacture of "Pull-Apart Cakes";

(b) the equipment utilized by Seller at the Bakery to manufacture the Pull-Apart Cakes, namely a Rondo Make-Up Line, a Rondo Compass 3000 Sheeter and a Rondo PG 101 Climator (the "Equipment");

(c) Seller's rights and obligations under the leases for the Equipment, copies of which are annexed hereto as EXHIBIT A (the "Equipment Leases");

(d) Seller's obligation to purchase a certain existing inventory of private labeled master cases for the Pull-Apart Cakes manufactured prior hereto by Sayco Container Corporation and Matco United, Inc. (collectively the "Packaging Manufacturers") until the entire existing inventory of the Master Cases held by the Packaging Manufacturers shall have been exhausted


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

(e) all of Seller's rights, title and interest in and to the Broker Agreements pursuant to which the Pull-Apart Cakes are marketed to Seller's customers, copies of which agreements are annexed hereto as EXHIBIT B;

(f) all raw materials, packaging or finished goods (the "Inventory") related solely to the Pull-Apart Cakes and on hand at the Bakery on the Closing Date, as hereinafter defined;

All of the foregoing are hereinafter collectively referred to as the "Assets."

1.2 PURCHASE PRICE; PAYMENT

a. Assets other than Inventory The purchase price for all of the Assets (excluding Inventory) shall be payment by the Purchaser to the Seller of the Royalties, as described and defined in Section 1.3 hereinbelow.

b. Inventory. At the Closing Seller and Purchaser shall determine the amount of the Inventory being turned over to Purchaser and Purchaser shall pay to Seller at the Closing, in addition to the sums set forth in Section 1.2(a) hereinabove, for all of the Inventory an amount equal to the cost of acquisition of the Inventory by Seller.

c. Equipment Lease Adjustments; Assignment Fees. Seller shall be responsible for all payments under the Equipment Leases through the day prior to the Closing Date, Purchaser shall be responsible for all payments under the Equipment Leases commencing on the Closing Date and Seller and Purchaser shall make a cash adjustment for same accordingly at the Closing. Purchaser shall also pay any fees assessed by the lessors under the Equipment Leases in connection with said lessors granting their consent to the assumption of the Equipment Leases by Purchaser.

d. Equipment Lease Security Deposits. To the extent that Seller has delivered, to the respective lessors under the Equipment Leases, security deposits and/or prepaid rent deposits (collectively the "Security Deposits"), and such Security Deposits continue to be held by the respective lessors as of the Closing then Purchaser shall reimburse Seller at the Closing for the full amount of said Security Deposits.

e. Contingent Equipment Lease License. If, as of the Closing Date, Seller shall not have obtained the consent of the lessors under the Equipment Leases (the "Lessor Consent") for the assignment of the Equipment Leases to Purchaser then, until such consent is obtained (i) Purchaser shall take possession of the Equipment at the Closing pursuant to a temporary license granted by Seller by its execution of this Agreement and (ii) Purchase shall make all payments required under the Equipment Leases to Seller at least ten (10) days before their respective due dates. If the Lessor Consent is not obtained by Seller then this Agreement shall terminate and the same termination procedure shall be utilized as set forth in Section
     6.2 hereinbelow.

1.3 EQUIPMENT LEASE FOR CERTAIN EQUIPMENT SOLD BY RONDO, INC.

a. License for Rondo Equipment Lease. Purchaser acknowledges that the Lessor pursuant to the Equipment Lease for certain Equipment (the "Rondo Equipment") whose named vendor is Rondo, Inc. (the "Rondo Equipment Lease") will not allow assignment of same to Purchaser without a personal guarantee by Purchaser, which personal guarantee Purchaser is unwilling to render. Therefore purchaser shall assume the liabilities for the Rondo Equipment Lease, and will take possession


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

of the Equipment thereunder, pursuant to a license from Seller and will make the required monthly lease payments to Seller, in the amount of $2,183.77, at least ten days before such lease payments become due under the Rondo Equipment Lease.

b. Buy-Out of Rondo Equipment Lease. Seller hereby unconditionally undertakes to buy-out the obligations under the Rondo Equipment Lease no later than April 1, 2001 so that all obligations of Seller under the Rondo Equipment Lease shall be terminated no later than April 1, 2001.

c. Seller's Security Interest in Rondo Equipment. In furtherance of the foregoing, Purchaser hereby grants to Seller a security interest in the Rondo Equipment subject only to the security interest of the lessor under the Rondo Equipment Lease and Purchaser will execute and pay for the filing of a UCC-1 Financing Statement evidencing such security interest.

d. GUARANTEE BY NVC LLC. NVC LLC hereby guarantees (the "NVC LLC Guarantee") to Seller, and is executing this Agreement solely in its capacity as such guarantor, all obligations of Purchaser related to or arising out of the Rondo Equipment and the Rondo Equipment Lease. The NVC LLC Guarantee is unconditional and Seller may seek performance under the NVC LLC Guarantee simultaneously with seeking to enforce the obligation of Purchaser subject to such guarantee


1.4. ROYALTIES.

a. Payment of Royalties. In consideration of the Transfer of the Assets to Purchaser by Seller, Purchaser shall pay to Seller a royalty fee (the "Royalty Fee"), in the amounts and for the period more specifically set forth below, of Licensee's Net Sales (defined below) of Pull Apart Cakes.

b. Amount and Duration of Royalty Fee. The Royalty Fee shall be payable for the period commencing on the Closing Date and through and including November 30, 2004. The Royalty Fee shall be equal to (i) five percent (5%) of all Net Sales made to existing customers (and their respective affiliates and subsidiaries) of Seller, which existing customers are set forth on EXHIBIT C annexed hereto and
(ii) one and a half percent (1.5%) of all Net Sales made to all other customers

c. Net Sales Defined. Net Sales shall mean the gross sales price charged by Purchaser for the Pull Apart Cakes, regardless of collection of revenue, less returns and rebates, if any.

d. When Payment Made. Purchaser shall pay to Seller all royalties due on a monthly basis. The monthly royalty for any given month (or for the first partial month if the Closing takes place in the middle of a month) shall be paid on the tenth (10th) day of each month for the Net Sales of the preceding month.

e. Sales Report,  Audits,  etc..  Purchaser  shall submit to Seller on the tenth
(10th) day of each month a sales report detailing the sales of Pull-Apart Cakes during the preceding month. The sales report shall be in the form specified by Seller, and shall include, at a minimum, the gross revenues, net sales, and the


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

unit counts of all sales during the prior month and sales figures by customer. Purchaser shall preserve all books and records regarding the business operations under this Agreement for four (4) years from the date of their preparation. Seller reserves the right to audit or inspect the books and records of Purchaser at any time. If any such audit reveals an underpayment of the Royalty Fee by more than two percent (2%) then Purchaser shall be responsible for all costs and expenses associated with the audit.

                                    ARTICLE 2

                         CLOSING, ITEMS TO BE DELIVERED

2.1 CLOSING. The closing (the "Closing") of the sale and purchase of the Assets shall take place simultaneously with the execution of this Agreement and shall be deemed to have occurred upon the completion of each and all of the following:

a. Receipt by both Seller and Purchaser of counterpart fully executed copies of this Agreement;

b. Receipt by Seller of the payments and adjustments required pursuant to Sections 1.2(b) through 1.2(d) of this Agreement; and

c. Delivery of control of the Assets to Purchaser at the Bakery

The date of the Closing is sometimes referred to as the "Closing Date."

2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions contained in this Agreement:

(a) Seller Deliveries. Seller will deliver to the Purchaser the Assets at the Bakery (Purchaser shall be solely responsible for any costs associated with transferring the Assets from the Bakery to Purchaser's business premises);

(b) Purchaser Deliveries. The Purchaser will deliver to Seller payment for the Inventory by certified check or wire transfer:

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller warrants and represents to Purchaser, all to its knowledge and without making any independent inquiries in connection with this Agreement, that as of the date hereof and as of the Closing Date::

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate


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

action. This Agreement has been duly executed and delivered by a duly authorized officer of Seller, and this Agreement constitutes, and such instruments when executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

(c) Seller has good, valid and marketable title to the Assets, all in the form described hereinabove.

3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser represents and warrants to Seller, jointly and severally, as of the date of this Agreement as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has qualified to do business as a foreign corporation in the State of California.

(b) Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser, and this Agreement constitutes, and such instruments when executed and delivered will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

(c)   Purchaser  has  been  given  full   disclosure,   by  Seller  or  Seller's
representatives, with regard to the Business and the Assets sufficient in order for Seller to enter into this Agreement and acquire the Assets.

(d) Purchaser acknowledges that it is acquiring all of the tangible and intangible Assets in their AS IS physical and legal condition without any representation or warranty by Seller whatsoever except as may be specifically set forth in this Agreement.

(e) Purchaser acknowledges that Seller has made no representations with regard to the nature or success of the Pull-Apart Cakes or income to be derived from the sale thereof and Purchaser is acquiring same with the sole intent of relying on its own efforts and abilities in maintaining and continuing the sale of Pull-Apart Cakes.

3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants and agreements made by the parties in this Agreement shall survive the Closing.

                                    ARTICLE 4

INDEMNIFICATION

4.1 INDEMNIFICATION BY SELLER. From and after the Closing, Seller will indemnify and hold harmless Purchaser against and in respect of (a) any and all liabilities and obligations of any nature whatsoever relating to the Assets prior to the Closing; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against Seller and relating to the Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring prior to the Closing Date; (c) any and all actions, suits, claims, proceedings,


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

investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 4. l.

4.2 INDEMNIFICATION BY THE PURCHASER. From and after the Closing, the Purchaser will indemnify and hold harmless Seller against and in respect of (a) any and all liabilities and obligations of any nature whatsoever relating to the Purchaser or the Purchaser's business, prior to the Closing; (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any to Purchaser, the Purchaser's business or the Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring after the Closing Date;
(c) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 4.2.

4.3 PROCEDURE. Notice must be given within a reasonable time after discovery of any fact or circumstance on which a party could claim indemnification ("Claim" or "Claims"). If the party, in order to fulfill its obligations to the other party must take legal action or if the party is involved in legal action, the outcome of which could give rise to its seeking indemnification, one party shall consult with the other party with respect to such legal action and allow it to participate therein.

No Claim for which indemnification is asserted shall be settled or compromised without the written consent of Seller and the Purchaser; provided, however, if a party does not consent to a bona fide settlement proposed by the other, the other party shall be liable for indemnification only to the lesser of the final judgment or the amount to be paid in settlement.

Subject to the provisions of the Section, neither party shall have recourse for indemnification until the Claims are fully and finally resolved. For a period of thirty (30) days following the giving of the notice of such Claim, the Purchaser and Seller shall attempt to resolve any differences they may have with respect to such Claim. If a resolution is not reached within the thirty (30) day period (unless the parties agree to extend the period), the matter may be submitted to a court of competent jurisdiction.

A Claim shall be deemed finally resolved in the event a matter is submitted to a court, upon the entry of judgment by a court of final authority.

                                    ARTICLE 5

                            NON-COMPETITION AGREEMENT

5.1 NON-COMPETITION AND NON-DISCLOSURE. Following the Closing Date, Seller agrees, that for a period of four (4) - years after the Closing Date, it will not:

a. Engage or become interested, directly or indirectly, in the manufacturing or sale of bakery products materially identical to the Pull-Apart Cakes anywhere in the United States if such engagement would result in the sale of Competing Products in United States Territory that is located west of the Mississippi;


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

b. Divulge, communicate, or utilize for the benefit of anyone other than the Purchaser, any confidential information of or pertaining to the Assets.

5.2 EQUITABLE REMEDIES. Seller specifically acknowledges and agrees that the remedy at law for any breach of any provision of this Article 5 by Seller will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to the issuance of a restraining order or any other similar equitable relief by any court of proper jurisdiction with regard to such breach.

                                    ARTICLE 6

      TRANSACTION SUBJECT AND CONTINGENT ON TRANSACTION WITH RICH PRODUCTS

6.1 TRANSACTION CONTINGENT ON RICH PRODUCTS TRANSACTION. Purchaser acknowledges and understands that this Agreement is contingent on Seller closing on an Asset Purchase Agreement being entered into approximately simultaneously herewith between Seller and Rich Products Manufacturing Corporation (the "Rich Products Transaction").

Pursuant to the Rich Products Transaction Seller is conveying its remaining interests in the Bakery to Rich Products Manufacturing Corporation ("Rich Products"). In the event the Rich Products Transaction does not close by February 28, 2001, for any reason whatsoever including a willful default thereunder by Seller, then this Agreement shall be terminated and Purchaser shall be obligated to reconvey the Assets to Seller, all as more particularly set forth hereinbelow.

6.2 PROCEDURE IN THE EVENT OF TERMINATION OF THE RICH PRODUCTS TRANSACTION. If Purchaser shall receive written notice (the "Termination Notice") from Seller, or Seller's counsel, at any time up to February 28, 2001, that the Rich Products Transaction has been terminated then each and all of the following shall occur or shall be deemed to have occurred:

a. All right, title and interest to the Assets shall be deemed to have been automatically reconveyed to Seller simultaneously with the Termination Notice.

b. Seller and Purchaser shall make immediate arrangements for the Seller's repurchase from Purchaser of the Inventory, at cost, as then existing,

c. Purchaser shall have no obligation to make any further payments of Royalty Fees after the date of its receipt of the Termination Notice even if such Royalty Fees would otherwise have been due and payable to Seller. However Seller shall have no obligation to refund any Royalty Fees forwarded by Purchaser to Seller prior to Purchaser's receipt of the Termination Notice.

d. Purchaser shall fully cooperate with Seller in effectuating the intent of this Article VI so that Seller may reassume control of the Assets as same was held by Seller prior to the Closing.

                                    ARTICLE 7

                                  MISCELLANEOUS


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

7.1 BROKERS' AND FINDERS' FEES. Seller represents and warrant to the Purchaser, and Purchaser represents and warrants to Seller that all negotiations relative to this Agreement have been carried on by the parties directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby. Seller agrees to indemnify and hold harmless Purchaser, and Purchaser agrees to indemnify and hold harmless Seller, as the case may be, against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by them as a result of either party's dealings, arrangements or agreements with any such person or entity.

7.2 SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. Neither Seller nor the Purchaser shall be responsible for the other's sales, transfer or documentary taxes, if any, due as a result of the transfer of the Assets to the Purchaser.

7.3 EXPENSES. The parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

7.4 CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understanding between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

7.5 ASSIGNMENT AND BINDING EFFECT. Neither Seller nor Purchaser shall assign this Agreement nor any part of it, nor delegate any obligation imposed by this Agreement without the prior written consent of the other. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

7.6 WAIVER. Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof by a written instrument duly executed by such party or parties.

7.7 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, by guaranteed overnight courier or sent by fax or by registered or certified mail, postage prepaid, to Seller's and Purchaser's respective address set forth hereinabove or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or faxed.

7.8 GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws, and in the courts, of the State of New Jersey with regard to any and all matters, issues, claims and controversies relating to, or arising out of, payments due to Seller hereunder, control of the Assets by the party entitled to same as the case may be pursuant to this Agreement and indemnification of Seller by Purchaser pursuant to Section 4.2 hereinabove. This Agreement shall be governed by and interpreted and enforced in


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

accordance with the laws, and in the courts, of the State of California with regard to all other matters hereunder.

7.9 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

7.10 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any parties hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.


IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written.

                  SELLER:

                  PARAMARK ENTERPRISES, INC..




                           By:_________________________
                              Alan S. Gottlich, President

                  PURCHASER:

                  BROOKS STREET BAKING COMPANY




                           By:_________________________
                              Fred Scalzo, President

                  GUARANTOR:

                  NV COMMERCIAL LLC




                           By:_________________________

                                    EXHIBIT C

     PARAMARK ENTERPRISES, INC. EXISTING CUSTOMER LIST FOR PULL-APART CAKES


1.  Ralph_s Grocery Company
    P.O. Box 54143
    Los Angeles, CA  90054

2.  Fred Mayers
    P.O. Box 42500
    Portland,  OR  97242-0121

3.  Raley_s Supermarkets
    P.O. Box 15618
    Sacramento,  CA  95852

4.  Tony_s Fine Foods
    3575 Reed Avenue
    West Sacramento,  CA  95605-1501

5.  Dairy Fresh
    601 S. Rockerfeller Ave.
    Ontario,  Ca  91761

6.  Flemming Foods, Inc.
    P.O. Box 24840
    Oklahoma City,  OK  73124

7.  Hawaiian Express
    14952 Valley View Ave.
    La Mirada,  CA  90638

8.  Unified Western Grocers
    P.O. Box 513396
    Los Angeles,  CA  90051-9817

9.  Certified Grocers
    P.O. Box 60753
    Terminal Annex
    Los Angeles, CA 90060

10. Brookshire Brothers, Ltd.
    P.O. Box 1688
    Lufkin,  TX  75902-1688

11. Giant Eagle
    690 Perry Hwy.
    Harmony,  PA  16037

12. Basha's Markets
    200 S. 56th. Street
    Chandler,  AZ  85226